Exhibit 99.1

FOR IMMEDIATE RELEASE

Quality Distribution Operations Disrupted Due to Hurricane Katrina

TAMPA, FL – (PR Newswire) – August 31, 2005 – Quality Distribution and its independent affiliates operate several terminals and tank washes in areas of Alabama, Louisiana, and Mississippi affected by Hurricane Katrina. While the facilities for the most part seem to have suffered relatively minor physical damage, our operations in the area have been disrupted due to our customers’ operations being shut down, delivery difficulties resulting from damage to roadways, and the inability to contact many of our drivers in the area. We estimate that inbound and outbound freight into the area generates approximately $1.5 million dollars per week of revenue. While we do not anticipate the loss of all of this revenue, at this point, we are unable to estimate either the duration of the disruption or its ultimate impact on our financial performance. In addition, we do not yet know the extent, if any, to which any losses will be covered by business interruption insurance.

Headquartered in Tampa, Florida, Quality Distribution, Inc. through its subsidiary, Quality Carriers, Inc., and TransPlastics, a division of Quality Carriers, and through its affiliates and owners-operators, manages approximately 3,500 tractors and 7,400 trailers. The Company provides bulk transportation and related services and freight brokerage. It also provides tank cleaning services to the bulk transportation industry through its Quala Wash facilities. Quality Distribution is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This earnings release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the extent and duration of physical damage caused by Hurricane Katrina, the Company’s substantial leverage, economic factors, downturns in customers’ business cycles or in the national economy, dependence on affiliates and owner-operators, change in government regulation, fluctuations in fuel pricing or availability, increases in interest rates, changes in senior management, and the Company’s ability to attract and retain qualified drivers. Readers are urged to carefully review and consider the various disclosures made by the Company in its quarterly report on Form 10-Q and the risk factors disclosed in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004, as well as other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact:	Timothy B. Page
Senior Vice President and Chief Financial Officer
800-282-2031 ext. 7376

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